News Release

Media:	Investor Relations:
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

HONEYWELL ANNOUNCES SENIOR LEADERSHIP CHANGES

  Roger Fradin and Andreas Kramvis Promoted to Vice Chairmen of Honeywell
  Honeywell Process Solutions Moves From ACS to PMT
  Alex Ismail Named President & CEO of Automation and Control Solutions (ACS)
  Darius Adamczyk Named President & CEO of Performance Materials and Technologies (PMT)
  Tom Szlosek Becomes Senior Vice President and Chief Financial Officer
  Dave Anderson to Retire After a Decade of Outstanding Service as CFO

MORRIS TOWNSHIP, N.J. – April 7, 2014 – Honeywell (NYSE: HON) today announced several senior leadership changes, reflecting further advancement of strong leaders throughout the Company, effective immediately.

“Honeywell is in an enviable position to capitalize on the strength and experience of a highly capable leadership team to support our continued strong performance and commitment to our customers and shareholders,” said Honeywell Chairman and CEO Dave Cote. “These leadership changes will have a positive impact on achieving our new 5-year plan for continued sales and margin rate growth and geographic expansion. Each of these leaders has a strong track record of global leadership, robust business performance, and championing change at Honeywell.”

Roger Fradin is promoted to Vice Chairman of Honeywell, a newly created leadership position where he will be primarily responsible for advancing the Company’s merger and acquisition strategy toward its recently announced 5-year target of $10 billion, High Growth Regions expansion, and improving internal operations. Roger will continue to report directly to Cote and will remain an Executive Officer of the Company. Roger was previously President and CEO of ACS, which more than doubled from an $8 billion, mainly U.S. domestic business to a $17 billion global business during Roger’s 10 year tenure.

Andreas Kramvis is promoted to Vice Chairman of Honeywell where he will use his expertise to enable the global deployment of HOS Gold, advance the Company’s software initiative by improving the productivity and quality of our software development processes, and drive High Growth Regions

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expansion, which are all critical components of our recently announced 5-year plan. Andreas will continue to report directly to Cote and will remain an Executive Officer of the Company.  Since 2008, Andreas was President and CEO of PMT, which has grown 30% to become a $7 billon, highly profitable business.

Honeywell Process Solutions (HPS), with 2013 sales of $3.1 billion, moves from ACS to PMT. This move provides an opportunity for Honeywell to better and more efficiently leverage important customer and sales synergies, and to build upon our global expertise and breadth of available resources to execute complex process technology and automation projects in the oil and gas, refining, petrochemical, and major manufacturing industries.

Alex Ismail is named President and CEO of ACS, which will comprise Honeywell Building Solutions and the Energy, Safety, and Security (ESS) businesses (Environmental and Combustion Controls, Life Safety, the Security Group, Scanning & Mobility, Sensing and Control). Alex will report directly to Cote and will remain an Executive Officer of the Company.  Alex was previously President of the ESS businesses, a role that will not be replaced in ACS. Prior to ESS, Alex served as President and CEO of Honeywell Transportation Systems based in Switzerland, successfully positioning the business for terrific growth.

Darius Adamczyk is named President and CEO of PMT, which now includes HPS, UOP, and Advanced Materials (Resins & Chemicals, Fluorine Products, and Specialty Products). Darius will report directly to Cote and become an Executive Officer of the Company. Darius was previously President of HPS, where he led a dramatic operational turnaround over the last 2 years, and prior to that, President of Honeywell Scanning & Mobility, a business unit of ACS, where he doubled the size of the business in only 4 years and significantly increased profitability.

Tom Szlosek becomes Senior Vice President and CFO, reporting directly to Cote, and an Executive Officer of the Company. Tom was previously Vice President of Corporate Finance, and prior to that served as Vice President and CFO of ACS. Tom brings corporate and business experience to the role and will be responsible for continuing the transformation of the Finance function and helping Honeywell continue to effectively drive profitable growth.

Dave Anderson, Senior Vice President and CFO, will retire after a decade of outstanding service at Honeywell. “Dave has played an integral role in the transformation of Honeywell with significant contributions to our improved financial and operating disciplines, reporting transparency, and credibility

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with investors. I truly appreciate all that Dave has done for our Company, our shareholders and our customers and wish him the best in his retirement endeavors,” commented Cote.

“These changes are terrific examples of our ongoing commitment to evolving as a company, which includes the newly created Vice Chairman positions and the development of our highly capable management bench by presenting them with new and challenging growth opportunities that are aligned with the achievement of our new 5-year plan,” concluded Cote. “These leadership moves are another example of how the best is yet to come for Honeywell.”

Starting with second quarter 2014 results, the Company will report financial performance based on the inclusion of HPS in PMT.  During the second quarter of 2014 the Company will revise its historical segment results to align with the new reporting structure for consistency going forward.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and performance materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, and Chicago Stock Exchanges.  For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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